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                                                                EXHIBIT 69

                                 SEARCHING FOR
                                  TRUTH IN THE
                              'VALLEY OF DESPAIR'

        We NOW understand why UPR is so desperate to take over Pennzoil.

        Pennzoil is in the midst of a strong turnaround after a few hard years, and UPR is -- in its own words -- in the "valley of despair." Unfortunately, UPR's desperation has led it to deceive the public about its operations and strategic plan.

        On September 10, 1997, after fighting tooth and nail for three months in two different federal courts to keep the public in the dark, UPR had no choice but to release several internal UPR documents reflecting its views on the dismal state of UPR's business. One of these documents is a sworn submission to the IRS concerning UPR's business.

        These UPR disclosures have NOT been previously made in any forum -- they have even been omitted from UPR's IPO prospectus issued in October 1995 and the SEC filings issued before and after UPR's spinoff. We think you'll find these excerpts interesting reading -- as well as an object lesson in why you can't trust UPR's management.

                            WHAT UPR TOLD YOU ABOUT
                              THEIR OWN PROSPECTS

o  "UPR . . . is not running out of drill sites."

o  "UPR expects to continue to have its volume grow at 10 percent a year."

o  "UPR can achieve the goals it has set for itself without Pennzoil."

o "At UPR the Chalk is -- A Perpetual Profit Machine." UPR also claimed that the "Chalk is forever."

                             WHAT UPR TOLD THE IRS

o "[UPR]'s current drill site inventory is not sufficient to keep [UPR]'s overall production and reserves from declining significantly in the near future."

o "[UPR]'s management refers to the trend of steep declines in production from existing properties as the 'valley of despair,' and to the goal of 10% growth per year, in spite of such declines, as 'walking up the down escalator.'"

o "Management has concluded that [UPR] cannot maintain its current levels of production from existing properties, and that acquisitions are necessary to do so."

o "There is significant uncertainty as to how much further the Austin Chalk production can be economically extended."


                             IT'S ALL ABOUT VALUE.

                                    PENNZOIL LOGO